"Consent of Independent Registered Public Accounting Firm"

We hereby consent to the incorporation by reference in the Combined Proxy Statement/Prospectus and Statement of Additional Information constituting part of this registration statement on Form N-14A (the "Registration Statement") of our report dated February 20, 2009, relating to the financial statements and financial highlights of Viking Tax-Free Fund for Montana and Viking Tax-Free Fund for North Dakota, each a series of Viking Mutual Funds, which appear in the annual report to shareholders for the year ended December 31, 2008 which constitutes part of the Registration Statement. We also consent to the reference to us under the heading "Experts" in the Combined Proxy Statement/Prospectus, which is part of the Registration Statement.

BRADY, MARTZ & ASSOCIATES, P.C.
Bismarck, North Dakota USA

May 15, 2009